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                                                                 Exhibit 21


                           HUBBELL INCORPORATED
                             AND SUBSIDIARIES

                    LISTING OF SIGNIFICANT SUBSIDIARIES
                         (as of December 31, 1996)



                                          State or Other      Percentage
                                          Jurisdiction of      Owned By
                                           Incorporation      Registrant
                                           --------------     ----------
Anderson Electrical Products, Inc.           Delaware            100%

The Kerite Company                           Connecticut         100%

Gleason Reel Corp.                           Delaware            100%

Hubbell, Ltd.                                England             100%

Hubbell Canada Inc.                          Canada              100%

Killark Electric Manufacturing Company       Missouri            100%

The Ohio Brass Company                       Delaware            100%

Raco Inc.                                    Delaware            100%

Hubbell Industrial Controls, Inc.            Delaware            100%

Hubbell Plastics, Inc.                       Delaware            100%

Harvey Hubbell Caribe, Inc.                  Delaware            100%

Hubbell Lighting, Inc.                       Connecticut         100%

Pulse Communications, Inc.                   Virginia            100%

Bryant Electric, Inc.                        Delaware            100%

Harvey Hubbell S.E. Asia (Pte.) Ltd.         Singapore           100%

Hipotronics, Inc.                            Delaware            100%

E. M. Wiegmann & Company, Inc.               Missouri            100%

Wepawaug Development Corp.                   Connecticut         100%

A. B. Chance Industries, Inc.                Delaware            100%